Transocean Inc.
Post Office Box 2765
Houston TX 77252 2765
Analyst Contact:	Jeffrey L. Chastain	News Release
713 232 7551
Media Contact:	Guy A. Cantwell	FOR RELEASE: November 8, 2005
713 232 7647

TRANSOCEAN INC. REPORTS
THIRD QUARTER 2005 RESULTS

HOUSTON--Transocean Inc. (NYSE: RIG) today reported net income for the three months ended September 30, 2005 of $170.4 million, or $0.50 per diluted share, on revenues of $762.6 million. The results compare to net income of $154.9 million, or $0.47 per diluted share, on revenues of $651.8 million for the three months ended September 30, 2004. Net income for the corresponding three months in 2004 included a gain relating to a secondary offering of TODCO shares of $129.4 million, or $0.39 per diluted share.

For the nine months ended September 30, 2005, net income was $564.0 million, or $1.68 per diluted share, on revenues of $2,120.5 million, compared to net income of $225.6 million, or $0.70 per diluted share, on revenues of $1,937.0 million for the corresponding nine months in 2004. Net income for the nine months ended September 30, 2005 included gains resulting from the sale of TODCO common stock in May and June of 2005 of $165.0 million, or $0.49 per diluted share, gains associated with the sale of the semisubmersible rig Sedco 600, the jackup rig Transocean Jupiter and Land Rig 34 of $27.9 million, or $0.08 per diluted share, and a loss on the early retirement of debt of $6.7 million, or $0.02 per diluted share. The results for the comparable nine months in 2004 included the gain on the sale of the semisubmersible rig Sedco 602 of $21.6 million, or $0.07 per diluted share, a loss on the early retirement of debt of $28.1 million, or $0.09 per diluted share, and items related to the divestiture of TODCO of $130.7 million, or $0.40 per diluted share.

Robert L. Long, President and Chief Executive Officer of Transocean Inc., stated, “The outlook for the offshore drilling industry remains exceptionally strong with both floating rigs and jackup units experiencing improving demand. Dayrate levels reflect the tight supply and demand dynamics into the future, with the company recently establishing an industry high dayrate of $475,000 over a three-year duration for the Discoverer Spirit in the U.S. Gulf of Mexico. We have also seen significant dayrate increases for some of our other floaters. Due to strong customer demand, we are increasingly confident that up to three of our currently idle floaters, the semisubmersible rigs Transocean Prospect, Transocean Winner and C. Kirk Rhein, Jr. could be reactivated with anticipated contract commencement dates during the second or third quarter of 2006. We have announced separately an agreement to upgrade a Sedco 700-series semisubmersible to deepwater drilling capacity and are also in discussions with several operators regarding possible additional upgrades to deepwater drilling capability of other semisubmersibles in our Other Floaters fleet. These other potential upgrades would be supported by firm contracts and require an estimated 24 months to complete at a cost of approximately $300 million per unit, depending on final technical specifications and other factors.

“Our industry is facing significant challenges as it copes with an unprecedented level of customer demand, the repair of mobile offshore drilling units damaged by hurricanes in the U.S. Gulf of Mexico, a growing shortage of qualified personnel and lengthening lead times associated with the delivery of critical rig components. In addition, industry costs, such as those for labor, rig maintenance and insurance, are escalating. To meet these challenges, recruiting, training and developing our people will continue to be one of our highest priorities.”

The company’s fleet of 32 High-Specification Floaters continues to experience strong customer demand throughout all operating regions. Due in part to the tightening capacity into 2007, operators are increasingly committing to multiple-year contracts, as evidenced by recent contract awards for the Deepwater Millennium, Discoverer Spirit, Deepwater Pathfinder, Discoverer Seven Seas, Transocean Arctic and Deepwater Expedition, each ranging from two to three years in duration. At present, eight of the company’s High-Specification Floaters have been awarded contracts with durations into 2010. Continued dayrate improvement remains evident with a recent contract signing involving a Fifth-Generation Deepwater Floater at a high of $475,000, while recent dayrate discussions involving some Other Deepwater Floaters range from $250,000 to $355,000. A total of 14 High-Specification Floaters, including four Fifth-Generation Deepwater Floaters, are expected to complete existing contract commitments between now and 2007, representing opportunities to contract these 14 rigs at market dayrates prevailing at that time. At present, approximately 80% of the High-Specification Floater fleet is committed to contracts in 2006, including 92% of the Fifth-Generation Deepwater Floater fleet while 62% is committed to contracts in 2007, including 80% of the Fifth-Generation Deepwater Floater fleet.

Activity levels for the company’s Other Floaters, or mid-water rigs, are expected to improve into 2007. Dayrates for these floaters continue to advance, especially in the U.K. sector of the North Sea, where a short-term contract was recently awarded to the semisubmersible rig Sedco 714 at a dayrate of $250,000, up from a previous dayrate of $200,000, and in the U.S. Gulf of Mexico, where the semisubmersible rig Falcon 100 was recently awarded a one-year contract at a dayrate of $180,000, up from $145,000 on a previous contract. At present, approximately 59% and 18% of the Other Floaters fleet is contracted in 2006 and 2007, respectively.

The company’s fleet of 25 Jackups continues to experience strong utilization, achieving 98% during the three months ended September 30, 2005. Contract opportunities with expected 2006 commencements are expanding in the Middle East, Southeast Asia and India. Some of these contract opportunities are for multiple-year contract durations with dayrates ranging from $85,000 to $130,000. At present, approximately 58% and 18% of the Jackup fleet is contracted in 2006 and 2007, respectively.

An increase in revenues in the fourth quarter of 2005 due to the above described trends is expected to be substantially offset by out-of-service time resulting from hurricane damage to the semisubmersible rigs Deepwater Nautilus and Transocean Marianas. The combined impact on revenues and operating costs during the fourth quarter of 2005 from hurricane damage is expected to be between $40 million and $50 million. Repair costs resulting from hurricane damage, along with planned upgrades and maintenance for the Sedco Energy, Trident 8 and Shelf Explorer and reactivation programs for the Peregrine I and at least one currently idle semisubmersible are expected to result in higher fourth quarter 2005 operating and maintenance expenses as compared to the reported level for the third quarter of 2005. The higher operating and maintenance expenses are expected to more than offset any increase in revenues the company might realize in the fourth quarter of 2005.

Operations Quarterly Review - Revenues for the three months ended September 30, 2005 totaled $762.6 million, a 5% improvement from revenues of $727.4 million during the three months ended June 30, 2005. The increase was due primarily to higher fleet activity and dayrates, with activity levels favorably impacted by improved utilization on a number of rigs, including the semisubmersible rigs Sedco Express, M.G. Hulme, Jr. and Transocean Legend, which spent time in shipyards during the previous three months in 2005 for planned maintenance or upgrades. Higher dayrates resulted in an average fleet dayrate of $107,100 compared to $103,100 during the three months ended June 30, 2005. The revenue improvement was partially offset by fleet downtime relating to shipyard programs for the semisubmersible rig Sedco Energy, ahead of its two-year contract in Nigeria, and the drillship Deepwater Navigator, combined with reduced revenues from integrated services activities in the North Sea.

Operating income before general and administrative expenses(1) and field operating income (defined as revenues less operating and maintenance expense) were $222.9 million and $322.8 million, respectively, for the three months ended September 30, 2005 and compared favorably to $202.8 million and $288.5 million, respectively, for the three months ended June 30, 2005. The improved results were due primarily to increased revenues resulting from higher activity and dayrates. Operating and maintenance expenses for the three months ended September 30, 2005 were $439.8 million, which were essentially flat with the preceding three months in 2005. Expenses in the most recently completed quarter of $13 million associated with the reactivation of the drillship Peregrine I, ahead of its multiple-year contract in Brazil, and scheduled shipyard and maintenance programs on the drillship Deepwater Navigator and the semisubmersible rig Sedco Energy, as well as project expenses of $3.4 million relating to semisubmersible rigs damaged by hurricanes in the U.S. Gulf of Mexico, were partially offset by lower expenses pertaining to reduced integrated services activity. Average fleet utilization for the three months ended September 30, 2005 improved to 82%, up from 79% during the preceding three months in 2005, with improvements shown throughout most of the company’s fleet.

TODCO Tax Sharing Agreement - The company reported $10.1 million in the third quarter of 2005 related to the recognition of income under the tax sharing agreement with TODCO. The TODCO tax sharing agreement provides that TODCO will pay Transocean as it utilizes pre-IPO tax benefits from net operating losses and similar items. This income is recognized when TODCO files its income tax return. The amount recognized in the third quarter of 2005 and reflected in “Other, net” in the company’s condensed consolidated statements of operations relates to TODCO’s filing of its 2004 U.S. federal income tax return.

Conference Call Information Transocean will conduct a teleconference call at 10:00 a.m. ET on November 8, 2005. To participate, dial 303-262-2050 approximately five to 10 minutes prior to the scheduled start time of the call. In addition, the conference call will be simultaneously broadcast over the Internet in a listen-only mode and can be accessed by logging onto the company’s website at www.deepwater.com and selecting “Investor Relations.” It may also be accessed via the Internet at www.CompanyBoardroom.com by typing in the company’s New York Stock Exchange trading symbol, “RIG.” A telephonic replay of the conference call should be available after 1:00 p.m. ET on November 8 and can be accessed by dialing 303-590-3000 and referring to the passcode 11041313. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced Worldwide Web addresses.

Forward-Looking Disclaimer Statements regarding fundamental business outlook, duration of current demand cycle, contract backlog, rig demand, timing, cost and impact of rig reactivations, major upgrades, revenues, costs, results, contract duration, contract opportunities, repair costs, impact of storm damage, personnel matters, opportunities for the company, dayrates, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with international operations, effect of strike and other labor relations issues, effect of fire, future financial results, actions by customers and other third parties, the future price of oil and gas and other factors detailed in the company's most recent Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Transocean Inc. is the world's largest offshore drilling contractor with a fleet of 92 mobile offshore drilling units. The company's mobile offshore drilling fleet, consisting of a large number of high-specification deepwater and harsh environment drilling units, is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company’s fleet consists of 32 High-Specification Floaters (semisubmersibles and drillships), 24 Other Floaters, 25 Jackup Rigs and other assets utilized in the support of offshore drilling activities worldwide. With a current equity market capitalization in excess of $19 billion, Transocean Inc.’s ordinary shares are traded on the New York Stock Exchange under the symbol "RIG."

1 For a reconciliation of segment operating income before general and administrative expense to field operating income, see the accompanying schedule titled Non-GAAP Financial Measures and Reconciliations - Operating Income (Loss ) Before General and Administrative Expense to Field Operating Income by Segment.

###	05-56

TRANSOCEAN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Operating Revenues
Contract drilling revenues	$735.6	$607.1	$2,018.3	$1,789.5
Other revenues	27.0	44.7	102.2	147.5
	762.6	651.8	2,120.5	1,937.0
Costs and Expenses
Operating and maintenance	439.8	432.9	1,267.3	1,251.5
Depreciation	102.1	133.9	304.0	398.4
General and administrative	19.4	15.2	55.5	44.3
	561.3	582.0	1,626.8	1,694.2
Gain from sale of assets, net	2.2	1.3	37.9	28.9
Operating Income	203.5	71.1	531.6	271.7

Other Income (Expense), net
Equity in earnings of unconsolidated affiliates	1.8	1.7	8.3	7.7
Interest income	5.2	2.5	14.0	6.5
Interest expense	(24.5)	(42.6)	(87.4)	(132.6)
Gain from TODCO Stock Sales	-	129.4	165.0	168.8
Loss on retirement of debt	(0.6)	-	(7.3)	(28.1)
Other, net	9.7	0.1	5.6	0.4
	(8.4)	91.1	98.2	22.7

Income Before Income Taxes and Minority Interest	195.1	162.2	629.8	294.4
Income Tax Expense	24.7	6.3	65.8	74.2
Minority Interest	-	1.0	-	(5.4)

Net Income	$170.4	$154.9	$564.0	$225.6

Earnings Per Share
Basic	$0.52	$0.48	$1.73	$0.70
Diluted	$0.50	$0.47(1)	$1.68	$0.70

Weighted Average Shares Outstanding
Basic	328.9	320.9	326.2	320.7
Diluted	340.8	330.5	338.5	324.4
_______
(1)
As a result of EITF 04-08, “The Effect of Contingently Convertible Instruments on Diluted Earnings Per Share,” which was effective for reporting periods ending after December 15, 2004, the diluted earnings per share for the three months ended September 30, 2004 have been restated.

TRANSOCEAN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS

Cash and Cash Equivalents	$596.8	$451.3
Accounts Receivable, net of allowance for doubtful accounts of $18.0 and $16.8 at September 30, 2005 and December 31, 2004, respectively	596.5	442.0
Materials and Supplies, net of allowance for obsolescence of $18.5 and $20.3 at September 30, 2005 and December 31, 2004, respectively	155.2	144.7
Deferred Income Taxes, net	19.9	19.0
Other Current Assets	36.3	52.1
Total Current Assets	1,404.7	1,109.1

Property and Equipment	9,802.6	9,732.9
Less Accumulated Depreciation	2,983.6	2,727.7
Property and Equipment, net	6,819.0	7,005.2

Goodwill	2,254.9	2,251.9
Investments in and Advances to Unconsolidated Affiliates	6.4	109.2
Deferred Income Taxes	60.9	43.8
Other Assets	226.7	239.1
Total Assets	$10,772.6	$10,758.3

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts Payable	$200.8	$180.8
Accrued Income Taxes	38.1	17.1
Debt Due Within One Year	400.0	19.4
Other Current Liabilities	266.6	213.0
Total Current Liabilities	905.5	430.3

Long-Term Debt	1,197.7	2,462.1
Deferred Income Taxes, net	144.9	124.1
Other Long-Term Liabilities	322.7	345.2
Total Long-Term Liabilities	1,665.3	2,931.4

Commitments and Contingencies

Minority Interest	4.1	4.0

Preference Shares, $0.10 par value; 50,000,000 shares authorized, none issued and outstanding	−	−
Ordinary Shares, $0.01 par value; 800,000,000 shares authorized, 330,077,072 and 321,533,998 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	3.3	3.2
Additional Paid-in Capital	10,935.4	10,695.8
Accumulated Other Comprehensive Loss	(23.0)	(24.4)
Retained Deficit	(2,718.0)	(3,282.0)
Total Shareholders’ Equity	8,197.7	7,392.6
Total Liabilities and Shareholders’ Equity	$10,772.6	$10,758.3

TRANSOCEAN INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Cash Flows from Operating Activities
Net income	$170.4	$154.9	$564.0	$225.6
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	102.1	133.9	304.0	398.4
Stock-based compensation expense	6.2	4.2	12.1	17.7
Deferred income taxes	(8.8)	(7.6)	(6.6)	20.4
Equity in earnings of unconsolidated affiliates	(1.8)	(1.7)	(8.3)	(7.7)
Net (gain)/loss from disposal of assets	(0.7)	1.4	(34.2)	(23.6)
Gain from TODCO Stock Sales	-	(129.4)	(165.0)	(168.8)
Loss on retirement of debt	0.6	-	7.3	28.1
Amortization of debt-related discounts/premiums, fair value adjustments and issue costs, net	(0.8)	(5.1)	(6.3)	(17.6)
Deferred income, net	(22.0)	1.0	(9.9)	15.1
Deferred expenses, net	18.0	(5.8)	27.1	(18.5)
Tax benefit from exercise of options to purchase and vesting of ordinary shares under stock-based compensation plans	15.2	-	20.1	-
Other long-term liabilities	5.5	(1.5)	18.0	5.4
Other, net	(15.6)	3.7	(16.9)	(0.6)
Changes in operating assets and liabilities
Accounts receivable	(27.1)	8.6	(146.7)	(23.2)
Accounts payable and other current liabilities	14.5	61.0	85.6	61.1
Income taxes receivable/payable, net	(20.1)	3.4	(13.0)	5.4
Other current assets	2.0	5.0	(18.1)	(10.6)
Net Cash Provided by Operating Activities	237.6	226.0	613.2	506.6

Cash Flows from Investing Activities
Capital expenditures	(35.3)	(45.1)	(144.9)	(99.8)
Proceeds from disposal of assets, net	2.3	4.3	62.8	46.3
Proceeds from TODCO Stock Sales, net	-	269.9	271.9	425.6
Joint ventures and other investments, net	-	4.3	4.5	9.0
Net Cash Provided by (Used in) Investing Activities	(33.0)	233.4	194.3	381.1

Cash Flows from Financing Activities
Repayments on revolving credit agreement	-	-	-	(200.0)
Repayments on other debt instruments	(592.4)	(11.8)	(880.2)	(407.0)
Net proceeds from issuance of ordinary shares under stock-based compensation plans	36.7	5.0	196.1	20.0
Proceeds from issuance of ordinary shares upon exercise of warrants	6.0	-	10.6	-
Decrease in cash dedicated to debt service	-	-	12.0	-
Other, net	(0.6)	1.1	(0.5)	1.1
Net Cash Used in Financing Activities	(550.3)	(5.7)	(662.0)	(585.9)

Net Increase (Decrease) in Cash and Cash Equivalents	(345.7)	453.7	145.5	301.8

Cash and Cash Equivalents at Beginning of Period	942.5	322.1	451.3	474.0

Cash and Cash Equivalents at End of Period	$596.8	$775.8	$596.8	$775.8

Transocean Inc.
Fleet Operating Statistics

	Operating Revenues ($ Millions) (1)
	Three Months Ended			Nine Months Ended September 30,
Transocean Drilling Segment:	September 30, 2005	June 30, 2005	September 30, 2004	2005	2004
Contract Drilling Revenues
High-Specification Floaters:
Fifth-Generation Deepwater Floaters	$220.9	$213.8	$192.8	$627.0	$590.3
Other Deepwater Floaters	$161.8	$145.7	$112.5	$432.8	$323.9
Other High-Specification Floaters	$60.8	$56.0	$34.2	$167.0	$96.3
Total High-Specification Floaters	$443.5	$415.5	$339.5	$1,226.8	$1,010.5
Other Floaters	$136.1	$114.2	$67.0	$338.5	$196.0
Jackups	$133.2	$128.3	$101.4	$387.9	$309.5
Other Rigs	$22.8	$24.1	$20.1	$65.1	$64.1
Subtotal	$735.6	$682.1	$528.0	$2,018.3	$1,580.1
Other Revenues
Client Reimbursable Revenues	$19.8	$25.0	$17.6	$63.7	$55.6
Integrated Services and Other	$7.2	$20.3	$13.1	$38.5	$53.7
Subtotal	$27.0	$45.3	$30.7	$102.2	$109.3
Segment Total	$762.6	$727.4	$558.7	$2,120.5	$1,689.4

TODCO Segment (3)
Contract Drilling Revenues	$-	$-	$79.1	$-	$209.4
Other Revenues
Client Reimbursable Revenues	$-	$-	$5.6	$-	$16.2
Delta Towing and Other	$-	$-	$8.4	$-	$22.0
Subtotal	$-	$-	$14.0	$-	$38.2
Segment Total	$-	$-	$93.1	$-	$247.6

Total Company	$762.6	$727.4	$651.8	$2,120.5	$1,937.0

	Average Dayrates (1) (2) (4)
	Three Months Ended			Nine Months Ended September 30,
Transocean Drilling Segment:	September 30, 2005	June 30, 2005	September 30, 2004	2005	2004
High-Specification Floaters:
Fifth-Generation Deepwater Floaters	$197,100	$197,100	$193,400	$192,300	$187,600
Other Deepwater Floaters	$141,700	$132,700	$103,900	$133,300	$104,200
Other High-Specification Floaters	$166,300	$170,500	$111,200	$163,400	$113,800
Total High-Specification Floaters	$168,800	$165,500	$142,200	$163,000	$142,300
Other Floaters	$90,400	$82,400	$65,400	$82,000	$64,400
Jackups	$58,900	$58,200	$52,500	$58,200	$52,200
Other Rigs	$48,000	$47,000	$44,700	$47,000	$44,100
Segment Total	$107,100	$103,100	$91,100	$102,400	$90,200

TODCO Segment (3)	$-	$-	$27,300	$-	$26,400

Total Drilling Fleet	$107,100	$103,100	$69,800	$102,400	$70,300

	Utilization (1) (2) (4)
	Three Months Ended			Nine Months Ended September 30,
Transocean Drilling Segment:	September 30, 2005	June 30, 2005	September 30, 2004	2005	2004
High-Specification Floaters:
Fifth-Generation Deepwater Floaters	94%	92%	83%	92%	88%
Other Deepwater Floaters	83%	80%	78%	79%	76%
Other High-Specification Floaters	99%	90%	84%	94%	77%
Total High-Specification Floaters	89%	86%	81%	86%	81%
Other Floaters	68%	63%	45%	63%	44%
Jackups	98%	94%	81%	96%	83%
Other Rigs	51%	57%	44%	51%	48%
Segment Total	82%	79%	67%	79%	68%

TODCO Segment (3)	-	-	45%	-	41%

Total Drilling Fleet	82%	79%	58%	79%	56%

(1)	Certain reclassifications have been made to prior periods to conform to current quarter presentation.
(2)
Average dayrates are defined as contract drilling revenue earned per revenue earning day in the period. A revenue earning day is defined as a day for which a rig earns dayrate after commencement of operations. Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period.

(3)	TODCO was deconsolidated effective December 17, 2004.
(4)
Excludes a drillship engaged in scientific geological coring activities, the Joides Resolution, that is owned by a joint venture in which we have a 50 percent interest and is accounted for under the equity method of accounting.

Transocean Inc. and Subsidiaries
Non-GAAP Financial Measures and Reconciliations

Operating Income (Loss) Before General and Administrative Expense
to Field Operating Income by Segment
(in US$ millions)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2005	2005	2004	2005	2004

Transocean Drilling Segment
Operating revenue	$762.6	$727.4	$558.7	$2,120.5	$1,689.4
Operating and maintenance expense	439.8	438.9	360.5	1,267.3	1,031.8
Depreciation	102.1	101.2	110.0	304.0	326.4
Gain from sale of assets, net	(2.2)	(15.5)	(0.5)	(37.9)	(23.5)
Operating income before general and administrative expense	222.9	202.8	88.7	587.1	354.7
Add back: Depreciation	102.1	101.2	110.0	304.0	326.4
Gain from sale of assets, net	(2.2)	(15.5)	(0.5)	(37.9)	(23.5)
Field operating income	$322.8	$288.5	$198.2	$853.2	$657.6

TODCO Segment (1)
Operating revenue	$-	$-	$93.1	$-	$247.6
Operating and maintenance expense (2)	-	-	72.4	-	219.7
Depreciation	-	-	23.9	-	72.0
Gain from sale of assets, net	-	-	(0.8)	-	(5.4)
Operating income (loss) before general and administrative expense	-	-	(2.4)	-	(38.7)
Add back: Depreciation	-	-	23.9	-	72.0
Gain from sale of assets, net	-	-	(0.8)	-	(5.4)
Field operating income	$-	$-	$20.7	$-	$27.9

(1)
Amounts are representative of TODCO's results through December 16, 2004. TODCO was deconsolidated effective December 17, 2004 in connection with the December offering and conversion of the Company's remaining TODCO Class B common stock to Class A common stock.

(2)	Q3 04 and YTD 04 include $6.9 million and $26.3 million, respectively, of operating and maintenance expense that TODCO classified as general and administrative expense.